Exhibit 1A-11.3

INDEPENDENT AUDITOR INCLUSION LETTER

I agree to my inclusion in this Offering Statement on Form 1-A, dated February 25, 2022, in support for the independent audit conducted my Mazzucco & Company for Hygienic Dress League Corp.

Kirk Phillips CPA, CMA, CFE, CBP

/s/ Kirk Phillips

Certified Bitcoin Professional
February 25, 2022